CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-264733 on Form S-6 of our report dated July 8, 2022, relating to the financial statements of FT 10169, comprising Target Dvd. Blend 3Q '22 - Term 10/6/23 (Target Dividend Blend Portfolio, 3rd Quarter 2022 Series) and Target High Quality Dvd. 3Q '22 - Term 10/6/23 (Target High Quality Dividend Portfolio, 3rd Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 8, 2022